Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release
TRICO BANCSHARES ANNOUNCES THIRD QUARTER 2023 RESULTS
Notable Items for Third Quarter 2023
•Net income was $30.6 million compared to $24.9 million in the trailing quarter, and compared to $37.3 million in the same quarter of the prior year; Pre-tax pre-provision net revenue was $46.2 million compared to $43.1 million in the trailing quarter, and compared to $55.3 million in the same quarter of the prior year
•Return on average assets was 1.23% for the current quarter as compared to 1.01% in the trailing quarter and 1.46% in the same quarter of the prior year
•The Bank continues to operate a balance sheet without the utilization of brokered deposits or FRB borrowings
•Loan balances increased $187.9 million or 2.9% while deposit balances declined $85.7 million or 1.1% from the trailing quarter
•The average cost of total deposits was 0.86% for the quarter as compared to 0.58% in the trailing quarter and 0.04% in the same quarter of the prior year and, as a result, the Company's total cost of deposits have increased 82 basis points since FOMC rate actions began in March 2022, which translates to a cycle-to-date deposit beta of 15.6%
•Balance sheet flexibility remains anchored in readily accessible sources of liquidity including undrawn borrowing capacities, on-balance sheet cash and unpledged investment securities totaling in excess of $4.1 billion
•Overall credit quality remains within historical norms as non-performing assets represent approximately 0.33% of total assets and the ratio of classified loans to total loans remains low and manageable.
•Average yield on earning assets was 4.94%, an increase of 16 basis points over the 4.78% in the trailing quarter; net interest margin was 3.88% in the recent quarter, narrowing only 8 basis points from 3.96% in the trailing quarter
"Led by both margin and non-interest expenses, operating results for the quarter were improved over both the immediately preceding quarter and general market expectations," explained Rick Smith, President and Chief Executive Officer. Peter Wiese, EVP and Chief Financial Officer added, "We continue to be mindful about the unique economic circumstances in which we are operating and the need for long-term strategic perseverance consistent with the characteristic strengths for which we are known including consistency in shareholder returns, a conservative credit culture, expense control and depth and strength of our TriCo Team."
CHICO, CA – (October 25, 2023) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $30.6 million for the quarter ended September 30, 2023, compared to $24.9 million during the trailing quarter ended June 30, 2023, and $37.3 million during the quarter ended September 30, 2022. Diluted earnings per share were $0.92 for the third quarter of 2023, compared to $0.75 for the second quarter of 2023 and $1.12 during the third quarter of 2022.
Financial Highlights
Performance highlights for the Company as of or for the three and nine months ended September 30, 2023, included the following:
•For the quarter ended September 30, 2023, the Company’s return on average assets was 1.23%, while the return on average equity was 10.91%.
•The loan to deposit ratio increased to 83.8% as of September 30, 2023, as compared to 80.6% as of the trailing quarter.
•The efficiency ratio was 54.8% and 53.4% for the nine months ended September 30, 2023 and 2022, respectively.
•The provision for credit losses was approximately $4.2 million during the quarter ended September 30, 2023, as compared to a provision for credit losses of $9.7 million during the trailing quarter ended June 30, 2023, and a provision for credit losses of $3.8 million for the three-month period ended September 30, 2022.
•The allowance for credit losses to total loans was 1.73% as of September 30, 2023, compared to 1.80% as of the trailing quarter end, and 1.61% as of September 30, 2022. Non-performing assets to total assets were 0.33% on September 30, 2023, as compared to 0.41% as of June 30, 2023, and 0.21% at September 30, 2022.
•While total classified loans increased to 1.2% of total loans, criticized loans as a percentage of total loans decreased by 0.8% ($44.6 million) to 2.6% as a result of loan repayments and improved borrower performance, including a negligible level of past due loans.
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Financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars and shares in thousands, except per share data)	2023	2023	$ Change	% Change
Net interest income	$88,123	$88,601	$(478)	(0.5)%
Provision for credit losses	(4,155)	(9,650)	5,495	(56.9)%
Noninterest income	15,984	15,741	243	1.5%
Noninterest expense	(57,878)	(61,243)	3,365	(5.5)%
Provision for income taxes	(11,484)	(8,557)	(2,927)	34.2%
Net income	$30,590	$24,892	$5,698	22.9%
Diluted earnings per share	$0.92	$0.75	$0.17	22.7%
Dividends per share	$0.30	$0.30	$—	—%
Average common shares	33,263	33,219	44	0.1%
Average diluted common shares	33,319	33,302	17	0.1%
Return on average total assets	1.23%	1.01%
Return on average equity	10.91%	8.98%
Efficiency ratio	55.59%	58.69%

	Three months ended September 30,
(dollars and shares in thousands, except per share data)	2023	2022	$ Change	% Change
Net interest income	$88,123	$94,106	$(5,983)	(6.4)%
Provision for credit losses	(4,155)	(3,795)	(360)	9.5%
Noninterest income	15,984	15,640	344	2.2%
Noninterest expense	(57,878)	(54,465)	(3,413)	6.3%
Provision for income taxes	(11,484)	(14,148)	2,664	(18.8)%
Net income	$30,590	$37,338	$(6,748)	(18.1)%
Diluted earnings per share	$0.92	$1.12	$(0.20)	(17.9)%
Dividends per share	$0.30	$0.30	$—	—%
Average common shares	33,263	33,348	(85)	(0.3)%
Average diluted common shares	33,319	33,463	(144)	(0.4)%
Return on average total assets	1.23%	1.46%
Return on average equity	10.91%	13.78%
Efficiency ratio	55.59%	49.63%

	Nine months ended September 30,
(dollars and shares in thousands)	2023	2022	$ Change	% Change
Net interest income	$270,060	$247,076	$22,984	9.3%
Provision for credit losses	(18,000)	(14,225)	(3,775)	26.5%
Noninterest income	45,360	47,166	(1,806)	(3.8)%
Noninterest expense	(172,915)	(157,176)	(15,739)	10.0%
Provision for income taxes	(33,190)	(33,765)	575	(1.7)%
Net income	$91,315	$89,076	$2,239	2.5%
Diluted earnings per share	$2.75	$2.74	$0.01	0.4%
Dividends per share	$0.90	$0.80	$0.10	12.5%
Average common shares	33,259	32,332	927	2.9%
Average diluted common shares	33,356	32,469	887	2.7%
Return on average total assets	1.24%	1.23%
Return on average equity	11.06%	11.25%
Efficiency ratio	54.82%	53.42%

Balance Sheet
Total loans outstanding grew to $6.7 billion as of September 30, 2023, an organic based increase of 6.2% over the prior twelve months. As compared to June 30, 2023, total loans outstanding increased by $187.9 million or 11.5% annualized. Investments decreased to $2.33 billion as of September 30, 2023, an annualized decrease of 12.6% over the prior year quarter end. Quarterly average earning assets to quarterly total average assets were 91.7% on September 30, 2023, as compared to 91.6% and 92.0% at December 31, 2022, and September 30, 2022, respectively. The loan-to-deposit ratio was 83.8% on September 30, 2023, as compared to 80.6% and 73.0% at December 31, 2022, and September 30, 2022, respectively. During the current year to date period, and throughout the 2022 fiscal year, the Company held no brokered deposits and relied solely on short-term borrowings to fund cash flow timing differences.
Total shareholders' equity decreased by $22.4 million during the quarter ended September 30, 2023, as a result of accumulated other comprehensive losses increasing by $44.0 million and cash dividend payments on common stock of approximately $10.0 million, offset by net income of $30.6 million. As a result, the Company’s book value was $32.18 per share at September 30, 2023, as compared to $32.86 and $29.71 at December 31, 2022 and September 30, 2022, respectively. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $22.67 per share at September 30, 2023, as compared to $23.30 and $19.92 at December 31, 2022, and September 30, 2022, respectively. As noted above, despite the consistent retention of earnings in each quarter of the Company's history, recent changes in the balance of unrealized losses on available-for-sale investment securities, net of deferred taxes, has been the primary driver of decreases in tangible book value per share.
Trailing Quarter Balance Sheet Change

Ending balances	September 30,	June 30,		Annualized % Change
(dollars in thousands)	2023	2023	$ Change
Total assets	$9,897,006	$9,853,421	$43,585	1.8%
Total loans	6,708,666	6,520,740	187,926	11.5
Total investments	2,333,162	2,485,378	(152,216)	(24.5)
Total deposits	8,009,643	8,095,365	(85,722)	(4.2)
Total other borrowings	$537,975	$392,714	$145,261	148.0%
Loans outstanding increased by $187.9 million or 11.5% on an annualized basis during the quarter ended September 30, 2023. During the quarter, loan originations/draws totaled approximately $495.0 million while payoffs/repayments of loans totaled $308.0 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $456.0 million and $356.0 million, respectively. While origination volume increased from the previous quarter, activity levels continue to be lower relative to the comparative period in 2022 due in part to disciplined pricing and underwriting, as well as decreased borrower appetite at currently offered lending rates. Investment security balances decreased $152.2 million or 24.5% on an annualized basis as the result of net prepayments, maturities, and purchases totaling approximating $89.7 million and net decreases in the market value of securities of $62.5 million. Management seeks to utilize excess cash flows from the investment security portfolio to support loan growth or reduce borrowings thus resulting in an improved mix of earning assets. Deposit balances decreased by $85.7 million or 4.2% annualized during the period. Funding for the net cash outflows of loans, investment securities and deposits during the quarter were supported by a net increase of $145.3 million in short-term borrowings, which totaled $538.0 million at September 30, 2023.
Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	September 30,	June 30,		Annualized % Change
(dollars in thousands)	2023	2023	$ Change
Total assets	$9,874,240	$9,848,191	$26,049	1.1%
Total loans	6,597,400	6,467,381	130,019	8.0
Total investments	2,429,335	2,525,334	(95,999)	(15.2)
Total deposits	8,043,101	7,981,515	61,586	3.1
Total other borrowings	$449,274	$477,256	$(27,982)	(23.5)%
Year Over Year Balance Sheet Change

Ending balances	As of September 30,			% Change
(dollars in thousands)	2023	2022	$ Change
Total assets	$9,897,006	$9,976,879	$(79,873)	(0.8)%
Total loans	6,708,666	6,314,290	394,376	6.2
Total loans, excluding PPP	6,707,530	6,312,348	395,182	6.3
Total investments	2,333,162	2,668,145	(334,983)	(12.6)
Total deposits	8,009,643	8,655,769	(646,126)	(7.5)
Total other borrowings	$537,975	$47,068	$490,907	1,043.0%

Non-PPP loan balances increased as a result of organic activities by approximately $395.2 million or 6.3% during the twelve-month period ending September 30, 2023. Over the same period deposit balances have declined by $646.1 million or 7.5%. The Company has offset these declines through the deployment of excess cash balances, runoff of investment security balances, and proceeds from short-term FHLB borrowings. As of September 30, 2023 and June 30, 2023, short-term borrowings from the FHLB totaled $500.0 and $394.1 million and had a weighted average interest rate of 5.14 and 5.11%, respectively.
Liquidity
The Company's primary sources of liquidity include the following for the periods indicated:

(dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Borrowing capacity at correspondent banks and FRB	$2,927,065	$2,847,052	$2,720,468
Less: borrowings outstanding	(500,000)	(350,000)	—
Unpledged available-for-sale (AFS) investment securities	1,702,265	1,813,894	2,040,802
Cash held or in transit with FRB	72,049	79,530	199,994
Total primary liquidity	$4,201,379	$4,390,476	$4,961,264

Estimated uninsured deposit balances	$2,406,552	$2,522,718	$2,898,347
At September 30, 2023, the Company's primary sources of liquidity represented 52.5% of total deposits and 175% of estimated total uninsured (excluding collateralized municipal deposits and intercompany balances) deposits, respectively. As secondary sources of liquidity, the Company's held-to-maturity investment securities had a fair value of $124.0 million, including approximately $15.0 million in net unrealized losses. The Company did not utilize any brokered deposits during 2023 or 2022.
Net Interest Income and Net Interest Margin
During the twelve-month period ended September 30, 2023, the Federal Open Market Committee's (FOMC) actions have resulted in an increase in the Fed Funds Rate by approximately 225 basis points. During the same period the Company's yield on total loans (excluding PPP) increased 65 basis points to 5.52% for the three months ended September 30, 2023, from 4.87% for the three months ended September 30, 2022. Moreover, the tax equivalent yield on the Company's investment security portfolio was 3.39%, an increase of 70 basis points from the 2.69% for the three months ended September 30, 2022. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 128 basis points and 154 basis points, respectively, between the three month periods ended September 30, 2023 and 2022. Since FOMC rate actions began in March 2022, the Company's cost of total deposits has increased 82 basis points which translates to a cycle to date deposit beta of 15.6%.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of September 30, 2023, June 30, 2023, and December 31, 2022, deposits priced utilizing these strategies totaled $1,232.4 million, $1,070.7 million and $579.1 million, respectively, and carried weighted average rates of 3.53%, 3.38%, and 1.64%, respectively.
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	September 30,	June 30,
(dollars in thousands)	2023	2023	Change	% Change
Interest income	$112,380	$107,158	$5,222	4.9%
Interest expense	(24,257)	(18,557)	(5,700)	30.7%
Fully tax-equivalent adjustment (FTE) (1)	405	379	26	6.9%
Net interest income (FTE)	$88,528	$88,980	$(452)	(0.5)%
Net interest margin (FTE)	3.88%	3.96%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,324	$1,471	$(147)	(10.0)%
Net interest margin less effect of acquired loan discount accretion(1)	3.82%	3.89%	(0.07)%
PPP loans yield, net:
Amount (included in interest income)	$2	$4	$(2)	(50.0)%
Net interest margin less effect of PPP loan yield (1)	3.88%	3.96%	(0.08)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,326	$1,475	$(149)	(10.1)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.82%	3.89%	(0.07)%

	Three months ended September 30,
(dollars in thousands)	2023	2022	Change	% Change
Interest income	$112,380	$96,366	$16,014	16.6%
Interest expense	(24,257)	(2,260)	(21,997)	973.3%
Fully tax-equivalent adjustment (FTE) (1)	405	440	(35)	(8.0)%
Net interest income (FTE)	$88,528	$94,546	$(6,018)	(6.4)%
Net interest margin (FTE)	3.88%	4.02%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,324	$714	$610	85.4%
Net interest margin less effect of acquired loan discount accretion(1)	3.82%	3.99%	(0.17)%
PPP loans yield, net:
Amount (included in interest income)	$2	$313	$(311)	(99.4)%
Net interest margin less effect of PPP loan yield (1)	3.88%	4.02%	(0.14)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,326	$1,027	$299	29.1%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.82%	3.98%	(0.16)%

	Nine months ended September 30,
(dollars in thousands)	2023	2022	Change	% Change
Interest income	$322,445	$252,516	$69,929	27.7%
Interest expense	(52,385)	(5,440)	(46,945)	863.0%
Fully tax-equivalent adjustment (FTE) (1)	1,176	1,120	56	5.0%
Net interest income (FTE)	$271,236	$248,196	$23,040	9.3%
Net interest margin (FTE)	4.01%	3.71%

Acquired loans discount accretion, net:
Amount (included in interest income)	$4,192	$3,714	$478	12.9%
Net interest margin less effect of acquired loan discount accretion(1)	3.95%	3.65%	0.30%
PPP loans yield, net:
Amount (included in interest income)	$11	$2,374	$(2,363)	(99.5)%
Net interest margin less effect of PPP loan yield (1)	4.01%	3.69%	0.32%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$4,203	$6,088	$(1,885)	(31.0)%
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.95%	3.63%	0.32%
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or the discount is accreted (added to) interest income over the remaining life of the loan. The dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. As a result of the increase in interest rates, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, declined during 2023 as compared to 2022. During the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, purchased loan discount accretion was $1.3 million, $1.5 million, and $0.7 million, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	September 30, 2023			June 30, 2023			September 30, 2022
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,596,116	$91,705	5.52%	$6,465,903	$86,743	5.38%	$6,162,267	$75,643	4.87%
PPP loans	1,284	2	0.62%	1,478	4	1.09%	8,775	313	14.15%
Investments-taxable	2,246,569	18,990	3.35%	2,343,511	18,775	3.21%	2,591,513	17,122	2.62%
Investments-nontaxable (1)	182,766	1,755	3.81%	181,823	1,641	3.62%	210,606	1,908	3.59%
Total investments	2,429,335	20,745	3.39%	2,525,334	20,416	3.24%	2,802,119	19,030	2.69%
Cash at Federal Reserve and other banks	26,654	333	4.96%	29,349	374	5.11%	346,991	1,820	2.08%
Total earning assets	9,053,389	112,785	4.94%	9,022,064	107,537	4.78%	9,320,152	96,806	4.12%
Other assets, net	820,851			826,127			810,966
Total assets	$9,874,240			$9,848,191			$10,131,118
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,751,625	$3,916	0.89%	$1,657,714	$2,173	0.53%	$1,775,884	$119	0.03%
Savings deposits	2,790,197	9,526	1.35%	2,768,981	6,936	1.00%	3,011,145	685	0.09%
Time deposits	535,715	3,937	2.92%	426,689	2,348	2.21%	321,100	188	0.23%
Total interest-bearing deposits	5,077,537	17,379	1.36%	4,853,384	11,457	0.95%	5,108,129	992	0.08%
Other borrowings	449,274	5,106	4.51%	477,256	5,404	4.54%	38,908	5	0.05%
Junior subordinated debt	101,070	1,772	6.96%	101,056	1,696	6.73%	101,011	1,263	4.96%
Total interest-bearing liabilities	5,627,881	24,257	1.71%	5,431,696	18,557	1.37%	5,248,048	2,260	0.17%
Noninterest-bearing deposits	2,965,564			3,128,131			3,644,086
Other liabilities	168,391			176,141			164,208
Shareholders’ equity	1,112,404			1,112,223			1,074,776
Total liabilities and shareholders’ equity	$9,874,240			$9,848,191			$10,131,118
Net interest rate spread (1) (2)			3.23%			3.41%			3.95%
Net interest income and margin (1) (3)		$88,528	3.88%		$88,980	3.96%		$94,546	4.02%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended September 30, 2023, decreased $0.5 million or 0.5% to $88.5 million compared to $89.0 million during the three months ended June 30, 2023. In addition, net interest margin declined 8 basis points to 3.88%, compared to the trailing quarter. The decrease in net interest income is primarily attributed to an additional $5.9 million or 24.3% in deposit interest expense due to increases in interest rates as compared to the trailing quarter. As a partial offset, total interest income also increased as compared to the trailing quarter, up $5.2 million or 4.6%.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, increased 65 basis points from 4.87% during the three months ended September 30, 2022, to 5.52% during the three months ended September 30, 2023. The accretion of discounts from acquired loans added 8 and 5 basis points to loan yields during the quarters ended September 30, 2023 and September 30, 2022, respectively.
The rates paid on interest bearing deposits increased by 41 basis points during the quarter ended September 30, 2023, compared to the trailing quarter. The cost of interest-bearing deposits increased by 128 basis points between the quarter ended September 30, 2023, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $162.6 million quarter over quarter and decreased by $678.5 million from three month average for the period ended September 30, 2022. As of September 30, 2023, the ratio of average total noninterest-bearing deposits to total average deposits was 36.9%, as compared to 39.2% and 41.6% at June 30, 2023 and September 30, 2022, respectively.

	Nine months ended September 30, 2023			Nine months ended September 30, 2022
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,492,141	$260,857	5.37%	$5,668,055	$201,245	4.75%
PPP loans	1,444	11	1.02%	32,287	2,374	9.83%
Investments-taxable	2,328,883	56,681	3.25%	2,487,111	41,695	2.24%
Investments-nontaxable (1)	184,524	5,096	3.69%	183,772	4,853	3.53%
Total investments	2,513,407	61,777	3.29%	2,670,883	46,548	2.33%
Cash at Federal Reserve and other banks	27,606	976	4.73%	573,252	3,469	0.81%
Total earning assets	9,034,598	323,621	4.79%	8,944,477	253,636	3.79%
Other assets, net	832,501			737,721
Total assets	$9,867,099			$9,682,198
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,694,438	$6,476	0.51%	$1,724,787	$302	0.02%
Savings deposits	2,818,817	20,616	0.98%	2,863,447	1,541	0.07%
Time deposits	413,359	6,889	2.23%	319,940	676	0.28%
Total interest-bearing deposits	4,926,614	33,981	0.92%	4,908,174	2,519	0.07%
Other borrowings	402,016	13,318	4.43%	39,609	15	0.05%
Junior subordinated debt	101,057	5,086	6.73%	87,804	2,906	4.42%
Total interest-bearing liabilities	5,429,687	52,385	1.29%	5,035,587	5,440	0.14%
Noninterest-bearing deposits	3,153,807			3,435,487
Other liabilities	179,483			152,186
Shareholders’ equity	1,104,122			1,058,938
Total liabilities and shareholders’ equity	$9,867,099			$9,682,198
Net interest rate spread (1) (2)			3.50%			3.65%
Net interest income and margin (1) (3)		$271,236	4.01%		$248,196	3.71%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition
Market interest rates, including many rates that serve as reference indices for variable rate loans and investment securities continued to increase. As noted above, these rate increases have continued to benefit growth in total interest income. As of September 30, 2023, the Company's loan portfolio consisted of approximately $6.7 billion in outstanding principal with a weighted average coupon rate of 5.33%. During the three-month periods ending September 30, 2023, June 30, 2023, and December 31, 2022, the weighted average coupon on loan production in the quarter was 7.31%, 6.85%, and 6.05%, respectively. Included in the September 30, 2023 loan total are adjustable rate loans totaling $3.5 billion, of which, $933.0 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $368.9 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended September 30, 2023, the Company recorded a provision for credit losses of $4.2 million, as compared to $9.7 million during the trailing quarter, and $3.8 million during the third quarter of 2022.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended		Nine months ended
(dollars in thousands)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Addition to allowance for credit losses	$3,120	$3,500	$16,415	$13,645
Addition to reserve for unfunded loan commitments	1,035	295	1,585	580
Total provision for credit losses	$4,155	$3,795	$18,000	$14,225

The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended		Nine months ended
(dollars in thousands)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Balance, beginning of period	$117,329	$97,944	$105,680	$85,376
ACL at acquisition for PCD loans	—	—	—	2,037
Provision for credit losses	3,120	3,500	16,415	13,645
Loans charged-off	(5,357)	(267)	(7,392)	(1,411)
Recoveries of previously charged-off loans	720	311	1,109	1,841
Balance, end of period	$115,812	$101,488	$115,812	$101,488
The allowance for credit losses (ACL) was $115.8 million or 1.73% of total loans as of September 30, 2023. The provision for credit losses on loans of $3.1 million during the recent quarter was the net effect of charge-offs associated with the disposition of a previously reserved for and individually analyzed relationship of credits, partially offset by increases in reserves for qualitative factors and quantitative reserves under the cohort model from loan growth. On a comparative basis, the provision for credit losses of $3.5 million during the three months ended September 30, 2022, was largely the result of loan growth. For the current quarter, the qualitative components of the ACL resulted in a net increase in required reserves totaling approximately $2.5 million due primarily to softening of the California employment data. Meanwhile, the quantitative component of the ACL decreased reserve requirements by approximately $1.5 million over the trailing quarter primarily due to decreases in specific reserves, offset partially by increases attributed to loan growth.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and includes improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date, particularly CA unemployment trends. Despite continued declines on a year over year comparative basis, core inflation remains elevated from wage pressures, and higher living costs such as housing, energy and food prices. Management notes the rapid intervals of rate increases by the Federal Reserve and flattening or inversion of the yield curve, have informed expectations of the US entering a recession within 12 months. As a result, management continues to believe that certain credit weaknesses are likely present in the overall economy and that it is appropriate to cautiously maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more decreased by $1.4 million during the quarter ended September 30, 2023, to $8.1 million, as compared to $9.5 million at June 30, 2023. Non-performing loans were $29.8 million at September 30, 2023, a decrease of $7.8 million from $37.6 million as of June 30, 2023, and an increase of $12.3 million from $17.5 million as of September 30, 2022. Of the $29.8 million loans designated as non-performing as of September 30, 2023, approximately $26.6 million are current with respect to payments required under their original loan agreements.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented:

	September 30,	% of Loans Outstanding	June 30,	% of Loans Outstanding	September 30,	% of Loans Outstanding
(dollars in thousands)	2023		2023		2022
Risk Rating:
Pass	$6,532,424	97.4%	$6,299,893	96.6%	$6,133,805	97.1%
Special Mention	94,614	1.4%	155,678	2.4%	126,273	2.0%
Substandard	81,628	1.2%	65,169	1.0%	54,212	0.9%
Total	$6,708,666		$6,520,740		$6,314,290

Classified loans to total loans	1.22%		1.00%		0.86%
Loans past due 30+ days to total loans	0.12%		0.15%		0.10%
The ratio of classified loans of 1.22% as of September 30, 2023 increased 22 basis points from June 30, 2023 and increased 36 basis points from the comparative quarter ended 2022. The newly classified credits are spread amongst several CRE and agriculture relationships. As a percentage of total loans outstanding, classified assets are consistent with volumes experienced prior to the recent quantitative easing cycle spurred by the COVID pandemic, and reflects management's historically conservative approach to credit risk monitoring. The Company's combined criticized loan balances improved during the quarter by $44.6 million to $176.2 million as of September 30, 2023. This improvement was driven by upgrades in several CRE borrower relationships, as well as the disposition of a credit relationship referenced above.
There was one property added and one disposed within Other Real Estate Owned during the third quarter of 2023. As of September 30, 2023, other real estate owned consisted of nine properties with a carrying value of approximately $2.9 million.
Non-performing assets of $32.7 million at September 30, 2023, represented 0.33% of total assets, a change from the $40.5 million or 0.41% and $20.9 million or 0.21% as of June 30, 2023 and September 30, 2022, respectively.

Allocation of Credit Loss Reserves by Loan Type

	As of September 30, 2023		As of June 30, 2023		As of September 30, 2022
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$33,723	1.55%	$33,042	1.54%	$29,244	1.42%
CRE - Owner Occupied	14,503	1.51%	20,208	2.08%	13,525	1.39%
Multifamily	14,239	1.48%	14,075	1.48%	12,749	1.36%
Farmland	4,210	1.51%	3,691	1.33%	3,122	1.12%
Total commercial real estate loans	66,675	1.53%	71,016	1.63%	58,640	1.38%
Consumer:
SFR 1-4 1st Liens	13,535	1.56%	13,134	1.58%	10,671	1.39%
SFR HELOCs and Junior Liens	10,163	2.88%	10,608	2.92%	11,383	2.89%
Other	2,920	4.44%	2,771	4.67%	1,878	3.23%
Total consumer loans	26,618	2.07%	26,513	2.12%	23,932	1.97%

Commercial and Industrial	12,290	2.05%	11,647	2.02%	10,400	1.94%
Construction	8,097	2.52%	7,031	2.53%	6,132	2.52%
Agricultural Production	2,125	1.72%	1,105	1.80%	2,368	3.31%
Leases	7	0.09%	17	0.20%	16	0.20%
Allowance for credit losses	115,812	1.73%	117,329	1.80%	101,488	1.61%
Reserve for unfunded loan commitments	5,900		4,865		4,370
Total allowance for credit losses	$121,712	1.81%	$122,194	1.87%	$105,858	1.68%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of September 30, 2023, the unamortized discount associated with acquired loans totaled $26.1 million.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2023	June 30, 2023	Change	% Change
ATM and interchange fees	$6,728	$6,856	$(128)	(1.9)%
Service charges on deposit accounts	4,851	4,581	270	5.9%
Other service fees	1,142	992	150	15.1%
Mortgage banking service fees	445	454	(9)	(2.0)%
Change in value of mortgage servicing rights	(91)	85	(176)	(207.1)%
Total service charges and fees	13,075	12,968	107	0.8%
Increase in cash value of life insurance	684	788	(104)	(13.2)%
Asset management and commission income	1,141	1,158	(17)	(1.5)%
Gain on sale of loans	382	295	87	29.5%
Lease brokerage income	160	74	86	116.2%
Sale of customer checks	396	407	(11)	(2.7)%
Loss on sale of investment securities	—	—	—	—%
(Loss) gain on marketable equity securities	(81)	(42)	(39)	92.9%
Other income	227	93	134	144.1%
Total other non-interest income	2,909	2,773	136	4.9%
Total non-interest income	$15,984	$15,741	$243	1.5%
Non-interest income increased $0.2 million or 1.5% to $16.0 million during the three months ended September 30, 2023, compared to $15.7 million during the quarter ended June 30, 2023. Service charges on deposit accounts increased by $0.3 million or 5.9% resulting from improved profitability on commercial deposit account activity.

The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended September 30,
(dollars in thousands)	2023	2022	Change	% Change
ATM and interchange fees	$6,728	$6,714	$14	0.2%
Service charges on deposit accounts	4,851	4,436	415	9.4%
Other service fees	1,142	1,022	120	11.7%
Mortgage banking service fees	445	477	(32)	(6.7)%
Change in value of mortgage servicing rights	(91)	33	(124)	(375.8)%
Total service charges and fees	13,075	12,682	393	3.1%
Increase in cash value of life insurance	684	659	25	3.8%
Asset management and commission income	1,141	1,020	121	11.9%
Gain on sale of loans	382	357	25	7.0%
Lease brokerage income	160	252	(92)	(36.5)%
Sale of customer checks	396	326	70	21.5%
Loss on sale of investment securities	—	—	—	—%
Loss on marketable equity securities	(81)	(115)	34	(29.6)%
Other income	227	459	(232)	(50.5)%
Total other non-interest income	2,909	2,958	(49)	(1.7)%
Total non-interest income	$15,984	$15,640	$344	2.2%
Non-interest income decreased $0.3 million or 2.2% to $16.0 million during the three months ended September 30, 2023, compared to $15.6 million during the quarter ended September 30, 2022. Service charges on deposit accounts increased by $0.4 million or 9.4% for the same reasons noted above.

	Nine months ended September 30,
(dollars in thousands)	2023	2022	Change	% Change
ATM and interchange fees	$19,928	$19,941	$(13)	(0.1)%
Service charges on deposit accounts	12,863	12,433	430	3.5%
Other service fees	3,300	3,183	117	3.7%
Mortgage banking service fees	1,364	1,422	(58)	(4.1)%
Change in value of mortgage servicing rights	(215)	443	(658)	(148.5)%
Total service charges and fees	37,240	37,422	(182)	(0.5)%
Increase in cash value of life insurance	2,274	2,049	225	11.0%
Asset management and commission income	3,233	2,946	287	9.7%
Gain on sale of loans	883	2,145	(1,262)	(58.8)%
Lease brokerage income	332	648	(316)	(48.8)%
Sale of customer checks	1,091	871	220	25.3%
Loss on sale of investment securities	(164)	—	(164)	n/m
Loss on marketable equity securities	(81)	(346)	265	(76.6)%
Other income	552	1,431	(879)	(61.4)%
Total other non-interest income	8,120	9,744	(1,624)	(16.7)%
Total non-interest income	$45,360	$47,166	$(1,806)	(3.8)%
Non-interest income decreased $1.8 million or 3.8% to $45.4 million during the nine months ended September 30, 2023, as compared to $47.2 million during the nine months ended September 30, 2022. Mortgage origination related activity has declined year over year from elevated interest rates, as the income recorded from the sale of loans is down $1.3 million or 58.8%. Changes in interest rates also led to a decline in fair value of mortgage servicing rights during the nine months ended September 30, 2023 , which decreased by $0.7 million or 148.5%, as compared to the trailing nine month period ended. Other income declined $0.9 million or 61.4%, $0.3 million of which is attributed to fair value changes associated with retirement plans, with a corresponding offset being included within benefits and other compensation costs.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2023	June 30, 2023	Change	% Change
Base salaries, net of deferred loan origination costs	$23,616	$24,059	$(443)	(1.8)%
Incentive compensation	4,391	4,377	14	0.3%
Benefits and other compensation costs	6,456	6,278	178	2.8%
Total salaries and benefits expense	34,463	34,714	(251)	(0.7)%
Occupancy	3,948	3,991	(43)	(1.1)%
Data processing and software	5,246	4,638	608	13.1%
Equipment	1,503	1,436	67	4.7%
Intangible amortization	1,590	1,656	(66)	(4.0)%
Advertising	881	1,016	(135)	(13.3)%
ATM and POS network charges	1,606	1,902	(296)	(15.6)%
Professional fees	1,752	1,985	(233)	(11.7)%
Telecommunications	567	809	(242)	(29.9)%
Regulatory assessments and insurance	1,194	1,993	(799)	(40.1)%
Postage	306	311	(5)	(1.6)%
Operational loss	474	1,090	(616)	(56.5)%
Courier service	492	483	9	1.9%
Gain on sale or acquisition of foreclosed assets	(152)	—	(152)	n/m
Loss on disposal of fixed assets	4	18	(14)	(77.8)%
Other miscellaneous expense	4,004	5,201	(1,197)	(23.0)%
Total other non-interest expense	23,415	26,529	(3,114)	(11.7)%
Total non-interest expense	$57,878	$61,243	$(3,365)	(5.5)%
Average full-time equivalent staff	1,215	1,210	5	0.4%
Non-interest expense for the quarter ended September 30, 2023, decreased $3.4 million or 5.5% to $57.9 million as compared to $61.2 million during the trailing quarter ended June 30, 2023. Data processing and software expenses increased by $0.6 million or 13.1% related to ongoing investments in the Company's data management and security infrastructure. Regulatory assessments decreased by $0.8 million or 40.1% to a normalized quarterly assessment following additional charges incurred in the prior quarter. Management anticipates that these costs may increase further if the economic environment in which the Company operates deteriorates further. Operational losses also decreased by $0.6 million or 56.5% during the quarter, in-line with historical periods. Other miscellaneous expenses decreased by $1.2 million or 23.0%, following non-recurring costs in the prior quarter associated with an estimated $0.8 million in refunds to customers previously charged non-sufficient funds fees as well as an absence in the current period of provision expense on real estate owned of $0.5 million in the trailing quarter.

The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended September 30,
(dollars in thousands)	2023	2022	Change	% Change
Base salaries, net of deferred loan origination costs	$23,616	$22,377	$1,239	5.5%
Incentive compensation	4,391	4,832	(441)	(9.1)%
Benefits and other compensation costs	6,456	6,319	137	2.2%
Total salaries and benefits expense	34,463	33,528	935	2.8%
Occupancy	3,948	3,965	(17)	(0.4)%
Data processing and software	5,246	3,449	1,797	52.1%
Equipment	1,503	1,422	81	5.7%
Intangible amortization	1,590	1,702	(112)	(6.6)%
Advertising	881	990	(109)	(11.0)%
ATM and POS network charges	1,606	1,694	(88)	(5.2)%
Professional fees	1,752	1,172	580	49.5%
Telecommunications	567	575	(8)	(1.4)%
Regulatory assessments and insurance	1,194	828	366	44.2%
Postage	306	287	19	6.6%
Operational loss	474	492	(18)	(3.7)%
Courier service	492	497	(5)	(1.0)%
Gain on sale or acquisition of foreclosed assets	(152)	(148)	(4)	2.7%
Loss on disposal of fixed assets	4	4	—	—%
Other miscellaneous expense	4,004	4,008	(4)	(0.1)%
Total other non-interest expense	23,415	20,937	2,478	11.8%
Total non-interest expense	$57,878	$54,465	$3,413	6.3%
Average full-time equivalent staff	1,215	1,198	17	1.4%
Non-interest expense increased $3.4 million or 6.3% to $57.9 million during the three months ended September 30, 2023, as compared to $54.5 million for the quarter ended September 30, 2022. Total salaries and benefits expense increased by $0.9 million or 2.8% to $34.5 million, largely from a net increase of 17 full-time equivalent positions as well as annual merit increases effective in March, 2023. Data processing and software expenses increased by $1.8 million or 52.1% consist with the discussion above. The increase in professional fees of $0.6 million was directly associated with third party contract negotiation assistance, the benefits of which will be realized in future periods.

	Nine months ended September 30,
(dollars in thousands)	2023	2022	Change	% Change
Base salaries, net of deferred loan origination costs	$70,675	$62,762	$7,913	12.6%
Incentive compensation	11,663	11,697	(34)	(0.3)%
Benefits and other compensation costs	19,402	18,782	620	3.3%
Total salaries and benefits expense	101,740	93,241	8,499	9.1%
Occupancy	12,099	11,536	563	4.9%
Data processing and software	13,916	10,558	3,358	31.8%
Equipment	4,322	4,208	114	2.7%
Intangible amortization	4,902	4,632	270	5.8%
Advertising	2,656	2,445	211	8.6%
ATM and POS network charges	5,217	4,850	367	7.6%
Professional fees	5,326	3,281	2,045	62.3%
Telecommunications	1,971	1,660	311	18.7%
Regulatory assessments and insurance	3,979	2,327	1,652	71.0%
Merger and acquisition expenses	—	6,253	(6,253)	(100.0)%
Postage	916	828	88	10.6%
Operational loss	1,999	765	1,234	161.3%
Courier service	1,314	1,397	(83)	(5.9)%
Gain on sale or acquisition of foreclosed assets	(152)	(246)	94	(38.2)%
Loss (gain) on disposal of fixed assets	22	(1,069)	1,091	(102.1)%
Other miscellaneous expense	12,688	10,510	2,178	20.7%
Total other non-interest expense	71,175	63,935	7,240	11.3%
Total non-interest expense	$172,915	$157,176	$15,739	10.0%
Average full-time equivalent staff	1,215	1,155	60	5.2%
Total non-interest expense increased $15.7 million or 10.0% to $172.9 million during the nine months ended September 30, 2023, as compared to $157.2 million for the comparative period in 2022, for reasons primarily associated with the acquisition of Valley Republic Bank in March of 2022 which resulted in expense increases for nearly every identified category. Merger and acquisition expenses associated with this acquisition totaled $6.2 million for the nine-month period ended 2022. The reasons for additional and more specific changes in various costs identified above, and including but not limited to data processing, regulatory assessments, operational losses and other miscellaneous expenses are consistent with the discussions provided above for the most recent three months ended September 30, 2023 as compared with the trailing quarter ended June 30, 2023.
Provision for Income Taxes
The Company’s effective tax rate was 27.3% for the quarter ended September 30, 2023, as compared to 25.6% for the period ended June 30, 2023, and 28.1% for the year ended December 31, 2022. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.
About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the conditions of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the impacts of inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions affecting our ability to successfully market and price our products to consumers; technological changes; weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on the Company's customers and the economic and business environments in which the Company operates; the impact of a slowing U.S. economy and potentially increased unemployment on the performance of our loan portfolio, the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, terrorism or geopolitical events; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the assumptions made under our current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the vulnerability of the Company's operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; the impact of the recent cyber security ransomware incident on our operations and reputation; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the transition from the LIBOR to new interest rate benchmarks; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Revenue and Expense Data
Interest income	$112,380	$107,158	$102,907	$102,989	$96,366
Interest expense	24,257	18,557	9,571	4,089	2,260
Net interest income	88,123	88,601	93,336	98,900	94,106
Provision for credit losses	4,155	9,650	4,195	4,245	3,795
Noninterest income:
Service charges and fees	13,075	12,968	11,197	12,343	12,682
Loss on sale of investment securities	—	—	(164)	—	—
Other income	2,909	2,773	2,602	3,537	2,958
Total noninterest income	15,984	15,741	13,635	15,880	15,640
Noninterest expense:
Salaries and benefits	34,463	34,714	32,563	36,611	33,528
Occupancy and equipment	5,451	5,427	5,543	5,482	5,387
Data processing and network	6,852	6,540	5,741	6,236	5,143
Other noninterest expense	11,112	14,562	9,947	11,140	10,407
Total noninterest expense	57,878	61,243	53,794	59,469	54,465
Total income before taxes	42,074	33,449	48,982	51,066	51,486
Provision for income taxes	11,484	8,557	13,149	14,723	14,148
Net income	$30,590	$24,892	$35,833	$36,343	$37,338
Share Data
Basic earnings per share	$0.92	$0.75	$1.08	$1.09	$1.12
Diluted earnings per share	$0.92	$0.75	$1.07	$1.09	$1.12
Dividends per share	$0.30	$0.30	$0.30	$0.30	$0.30
Book value per common share	$32.18	$32.86	$32.84	$31.39	$29.71
Tangible book value per common share (1)	$22.67	$23.30	$23.22	$21.76	$19.92
Shares outstanding	33,263,324	33,259,260	33,195,250	33,331,513	33,332,189
Weighted average shares	33,262,798	33,219,168	33,295,750	33,330,029	33,348,322
Weighted average diluted shares	33,319,291	33,301,548	33,437,680	33,467,393	33,463,364
Credit Quality
Allowance for credit losses to gross loans	1.73%	1.80%	1.69%	1.64%	1.61%
Loans past due 30 days or more	$8,072	$9,483	$7,891	$4,947	$6,471
Total nonperforming loans	$29,799	$37,592	$16,025	$21,321	$17,471
Total nonperforming assets	$32,651	$40,506	$19,464	$24,760	$20,912
Loans charged-off	$5,357	$276	$1,758	$174	$267
Loans recovered	$720	$218	$170	$66	$311
Selected Financial Ratios
Return on average total assets	1.23%	1.01%	1.47%	1.45%	1.46%
Return on average equity	10.91%	8.98%	13.36%	14.19%	13.78%
Average yield on loans, excluding PPP	5.52%	5.38%	5.21%	5.10%	4.87%
Average yield on interest-earning assets	4.94%	4.78%	4.64%	4.52%	4.12%
Average rate on interest-bearing deposits	1.36%	0.95%	0.43%	0.18%	0.08%
Average cost of total deposits	0.86%	0.58%	0.25%	0.10%	0.04%
Average cost of total deposits and other borrowings	1.05%	0.80%	0.38%	0.12%	0.04%
Average rate on borrowings & subordinated debt	4.96%	4.92%	4.74%	4.07%	3.60%
Average rate on interest-bearing liabilities	1.71%	1.37%	0.74%	0.32%	0.17%
Net interest margin (fully tax-equivalent) (1)	3.88%	3.96%	4.21%	4.34%	4.02%
Loans to deposits	83.76%	80.55%	80.02%	77.45%	72.95%
Efficiency ratio	55.59%	58.69%	50.29%	51.81%	49.63%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,324	$1,471	$1,397	$1,751	$714
All other loan interest income (excluding PPP) (1)	$90,381	$85,272	$81,013	$79,989	$74,929
Total loan interest income (excluding PPP) (1)	$91,705	$86,743	$82,410	$81,740	$75,643

(1) Non-GAAP measure

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Cash and due from banks	$111,099	$118,792	$110,335	$107,230	$246,509
Securities, available for sale, net	2,176,854	2,323,011	2,408,452	2,455,036	2,482,857
Securities, held to maturity, net	139,058	145,117	152,067	160,983	168,038
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	644	1,058	226	1,846	247
Loans:
Commercial real estate	4,367,445	4,343,924	4,353,959	4,359,083	4,238,930
Consumer	1,288,810	1,252,225	1,233,797	1,240,743	1,217,297
Commercial and industrial	599,757	576,247	553,098	569,921	534,960
Construction	320,963	278,425	225,996	211,560	243,571
Agriculture production	123,472	61,337	47,062	61,414	71,599
Leases	8,219	8,582	8,509	7,726	7,933
Total loans, gross	6,708,666	6,520,740	6,422,421	6,450,447	6,314,290
Allowance for credit losses	(115,812)	(117,329)	(108,407)	(105,680)	(101,488)
Total loans, net	6,592,854	6,403,411	6,314,014	6,344,767	6,212,802
Premises and equipment	71,760	72,619	72,096	72,327	73,266
Cash value of life insurance	136,016	135,332	134,544	133,742	132,933
Accrued interest receivable	34,595	32,835	31,388	31,856	27,070
Goodwill	304,442	304,442	304,442	304,442	307,942
Other intangible assets	11,768	13,358	15,014	16,670	18,372
Operating leases, right-of-use	27,363	29,140	30,000	26,862	26,622
Other assets	273,303	257,056	252,566	257,975	262,971
Total assets	$9,897,006	$9,853,421	$9,842,394	$9,930,986	$9,976,879
Deposits:
Noninterest-bearing demand deposits	$2,857,512	$3,073,353	$3,236,696	$3,502,095	$3,678,202
Interest-bearing demand deposits	1,746,882	1,751,998	1,635,706	1,718,541	1,749,123
Savings deposits	2,816,816	2,778,118	2,807,796	2,884,378	2,924,674
Time certificates	588,433	491,896	345,667	223,999	303,770
Total deposits	8,009,643	8,095,365	8,025,865	8,329,013	8,655,769
Accrued interest payable	6,688	3,655	1,643	1,167	853
Operating lease liability	29,527	31,377	32,228	29,004	28,717
Other liabilities	141,692	136,464	157,222	159,741	153,110
Other borrowings	537,975	392,714	434,140	264,605	47,068
Junior subordinated debt	101,080	101,065	101,051	101,040	101,024
Total liabilities	8,826,605	8,760,640	8,752,149	8,884,570	8,986,541
Common stock	696,369	695,305	695,168	697,448	696,348
Retained earnings	599,448	578,852	564,538	542,873	516,699
Accum. other comprehensive loss, net of tax	(225,416)	(181,376)	(169,461)	(193,905)	(222,709)
Total shareholders’ equity	$1,070,401	$1,092,781	$1,090,245	$1,046,416	$990,338
Quarterly Average Balance Data
Average loans, excluding PPP	$6,596,116	$6,465,903	$6,412,386	$6,357,250	$6,162,267
Average interest-earning assets	$9,053,389	$9,022,064	$9,028,061	$9,076,450	$9,320,152
Average total assets	$9,874,240	$9,848,191	$9,878,927	$9,932,931	$10,131,118
Average deposits	$8,043,101	$7,981,515	$8,218,576	$8,545,172	$8,752,215
Average borrowings and subordinated debt	$550,344	$578,312	$378,676	$186,957	$139,919
Average total equity	$1,112,404	$1,112,223	$1,087,473	$1,016,468	$1,074,776
Capital Ratio Data
Total risk-based capital ratio	14.5%	14.5%	14.5%	14.2%	14.0%
Tier 1 capital ratio	12.7%	12.7%	12.7%	12.4%	12.2%
Tier 1 common equity ratio	12.0%	12.0%	12.0%	11.7%	11.4%
Tier 1 leverage ratio	10.6%	10.4%	10.2%	10.1%	9.6%
Tangible capital ratio (1)	7.9%	8.1%	8.1%	7.6%	6.9%

(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,324	$1,471	$714	$4,192	$3,714
Effect on average loan yield	0.08%	0.09%	0.05%	0.09%	0.09%
Effect on net interest margin (FTE)	0.06%	0.07%	0.03%	0.06%	0.06%
Net interest margin (FTE)	3.88%	3.96%	4.02%	4.01%	3.71%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.82%	3.89%	3.99%	3.95%	3.65%
PPP loans yield, net:
Amount (included in interest income)	$2	$4	$313	$11	$2,374
Effect on net interest margin (FTE)	—%	—%	0.01%	—%	0.02%
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.88%	3.96%	4.02%	4.01%	3.69%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,326	$1,475	$1,027	$4,203	$6,088
Effect on net interest margin (FTE)	0.06%	0.07%	0.04%	0.06%	0.08%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.82%	3.89%	3.98%	3.95%	3.63%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$30,590	$24,892	$37,338	$91,315	$89,076
Exclude provision for income taxes	11,484	8,557	14,148	33,190	33,765
Exclude provision for credit losses	4,155	9,650	3,795	18,000	14,225
Net income before income tax and provision expense (Non-GAAP)	$46,229	$43,099	$55,281	$142,505	$137,066

Average assets (GAAP)	$9,874,240	$9,848,191	$10,131,118	$9,867,099	$9,682,198
Average equity (GAAP)	$1,112,404	$1,112,223	$1,074,776	$1,104,122	$1,058,938

Return on average assets (GAAP) (annualized)	1.23%	1.01%	1.46%	1.24%	1.23%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.86%	1.76%	2.16%	1.93%	1.89%
Return on average equity (GAAP) (annualized)	10.91%	8.98%	13.78%	11.06%	11.25%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	16.49%	15.54%	20.41%	17.26%	17.31%

	Three months ended			Nine months ended
(dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Return on tangible common equity
Average total shareholders' equity	$1,112,404	$1,112,223	$1,074,776	$1,104,122	$1,058,938
Exclude average goodwill	304,442	304,442	307,942	304,442	281,151
Exclude average other intangibles	12,563	14,716	19,433	14,219	17,717
Average tangible common equity (Non-GAAP)	$795,399	$793,065	$747,401	$785,461	$760,070

Net income (GAAP)	$30,590	$24,892	$37,338	$91,315	$89,076
Exclude amortization of intangible assets, net of tax effect	1,120	1,166	1,199	3,453	3,263
Tangible net income available to common shareholders (Non-GAAP)	$31,710	$26,058	$38,537	$94,768	$92,339

Return on average equity	10.91%	8.98%	13.78%	11.06%	11.25%
Return on average tangible common equity (Non-GAAP)	15.82%	13.18%	20.46%	16.13%	16.24%

	Three months ended
(dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,070,401	$1,092,781	$1,090,245	$1,046,416	$990,338
Exclude goodwill and other intangible assets, net	316,210	317,800	319,456	321,112	326,314
Tangible shareholders' equity (Non-GAAP)	$754,191	$774,981	$770,789	$725,304	$664,024

Total assets (GAAP)	$9,897,006	$9,853,421	$9,842,394	$9,930,986	$9,976,879
Exclude goodwill and other intangible assets, net	316,210	317,800	319,456	321,112	326,314
Total tangible assets (Non-GAAP)	$9,580,796	$9,535,621	$9,522,938	$9,609,874	$9,650,565

Shareholders' equity to total assets (GAAP)	10.82%	11.09%	11.08%	10.54%	9.93%
Tangible shareholders' equity to tangible assets (Non-GAAP)	7.87%	8.13%	8.09%	7.55%	6.88%

	Three months ended
(dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$754,191	$774,981	$770,789	$725,304	$664,024

Common shares outstanding at end of period	33,263,324	33,259,260	33,195,250	33,331,513	33,332,189

Common shareholders' equity (book value) per share (GAAP)	$32.18	$32.86	$32.84	$31.39	$29.71
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$22.67	$23.30	$23.22	$21.76	$19.92

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